The Penn Mutual Life Insurance Company

Founded 1847

Insured [William Penn]	[$100,000]	Specified Amount

Policy Number [0 000 000]	[May 1, 2008]	Policy Date

The Penn Mutual Life Insurance Company agrees, subject to the provisions of this policy, to pay the Death Benefit to the Beneficiary upon receipt of due proof of the death of the Insured while this policy is in force. Penn Mutual also agrees to provide all of the other benefits stated in this policy. This contract is made in consideration of the payment of premiums as provided in this policy. The provisions on this and the following pages are part of this policy.

Executed on the Date of Issue by The Penn Mutual Life Insurance Company.

Managing Corporate Counsel	Chairman and
and Secretary	Chief Executive Officer

THE DEATH BENEFIT AND DURATION OF COVERAGE MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT SHOWN ON PAGE 3. THE POLICY’S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT. THE POLICY VALUE IS NOT GUARANTEED.

Free Look Period - This policy may be cancelled by returning it within 10 days after it is received by the owner. It must be returned to Penn Mutual or to the agent through whom it was purchased. This policy will then be considered void as of its inception. Any premium paid on it will be refunded.

READ YOUR POLICY CAREFULLY. This policy is a legal contract between the Owner and Penn Mutual.

Flexible Premium Adjustable Indexed Variable Life Insurance Policy

•  Death Benefit payable at death prior to Maturity Date

•  Adjustable Death Benefit

•  Maturity Benefit payable on Maturity Date

•  Variable Policy Value

•  Indexed Account Feature

•  Flexible premiums payable until Maturity Date

•  Participating

•  Supplemental benefits, if any, listed on Page 3

[The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172]

VU-08(U)

A028282C

        Guide to Policy Sections

1.	Policy Specification	10.	Policy Loans
2.	Endorsements	11.	Surrender of Policy
3.	Qualification as Life Insurance	12.	Policy Changes
4.	Premiums	13.	Transfer to Traditional Fixed Account
5.	Lapse and Reinstatement	14.	Owner and Beneficiary
6.	The Separate Account	15.	General Provisions
7.	The Fixed Account	16.	Income Payment Options
8.	Policy Value	17.	Income Payment Option Table
9.	Death and Maturity Benefits

Additional Policy Specifications, any supplemental agreements and a copy of any applications follow Section 17

        Alphabetical Index

Age	Section 1, 15	Incontestability	Section 15
Allocation Date	1	Increase in Specified Amount Option	12
Allocation of Net Premiums	4	Indebtedness	10
Annual Report	15	Indexed Fixed Account	7
Assignment	14	Indexed Fixed Account Value Reductions	8
Beneficiary	1, 14	Index Interest Credit Periods	7
Cap Percentage	7	Initial Allocation	1
Cash Surrender Value	11	Initial Premium	1
Cash Value Accumulation Test	3	Interest in the Traditional Fixed Account	7
Change, Addition or Discontinuance of an Index	7	Lapse	5
Change in Specified Amount Option	12	Loan Interest	10
Change of Owner or Beneficiary	14	Maturity Date	1
Computation of Values	8	Maturity Benefit	9
Continuation of Insurance	4	Minimum Index Interest Rate	7
Contract	15	Misstatement of Age or Sex (If applicable)	15
Cost of Insurance	8	Monthly Anniversary	15
Cost of Insurance Rate	8	Monthly Deduction	8
Date of Issue	1	Mortality and Expense Risk Charge	8
Death Benefit	9	Net Amount at Risk	8
Death of Payee	16	Net Cash Surrender Value	11
Decrease in Specified Amount	12	Net Investment Factor	8
Deferment of Transactions	15	Net Policy Value	11
Determination of Nonguaranteed Factors	8	Net Premium	4
Dollar Cost Averaging Account	7	No-Lapse Date	1, 4
Duration of Coverage	15	No-Lapse Premium	1,4
Excess Indebtedness	10	Operation of Separate Account	6
Expense Charges	8	Owner	14
Fixed Account (The)	7	Partial Surrender	11
Free Look Period	Cover	Participation	15
Grace Period	4	Participation Percentage	7
Guideline Premium Test	3	Policy Changes	12
Holding Fixed Account	7	Policy Date	1, 15
Income Payment Options	16	Policy Loan Account	10
Income Payment Option Tables	17	Policy Loans	10

A028288I

Policy Payments	15	Substitution of Investment	6
Policy Value	8	Suicide Exclusion	9
Policy Value Enhancement	8	Surrender	11
Premium Charge	4	Surrender Charge	11
Premiums	1,4	Traditional Fixed Account	7
Present Value	16	Traditional Fixed Account Value Reductions	8
Rate Class	1	Transfer to Traditional Fixed Account	13
Reinstatement	5	Transfers	6, 7
Right to Make Change	12	Valuation Period	8
Schedule of Benefits	1	Value of Each Accumulation Unit	8
Schedule of Interest Rates	1	Value of the Indexed Fixed Account	7
Schedule of Premiums	1	Value of the Traditional Fixed Account	7
Schedule of Policy Loads and Expense Charges	1	Variable Accumulation Values	8
Schedule of Surrender Charges	1	Withdrawal Privilege	16
Segment Date	1, 7
Segment Maturity Date	1, 7
Segment Duration	1, 7
Segment Duration Cumulative Guarantee	7
Segment Value	7
Separate Account	1, 6
Specified Amount	1
Subaccounts	6

A028289I

1. Policy Specifications

INSURED	[ WILLIAM PENN ]	[ $50,000 ]	SPECIFIED AMOUNT
(INCLUDES POLICY VALUE)

POLICY NUMBER	[ 0 000 000 ]	[ APRIL 1, 2008 ]	POLICY DATE

AGE	[ 35 ]	[ STANDARD NONTOBACCO ]	RATE CLASS

LIFE INSURANCE QUALIFICATION TEST IS [ GUIDELINE PREMIUM TEST ]

MATURITY DATE IS [ APRIL 1, 2094 ] DATE OF ISSUE IS THE POLICY DATE

EACH INDEX INTEREST CREDIT PERIOD IS 1 YEAR

EACH SEGMENT IS [ 5 ] YEARS

OWNER AND BENEFICIARY AS PROVIDED IN APPLICATION

SEPARATE ACCOUNT IS PENN MUTUAL VARIABLE LIFE ACCOUNT I ELIGIBLE INVESTMENT FUNDS: FUNDS AS SPECIFIED IN THE ADDITIONAL POLICY SPECIFICATIONS

INITIAL ALLOCATION : [ PENN SERIES MONEY MARKET FUND – 100% ] ALLOCATION DATE IS [ APRIL 11, 2008 ]

Schedule of Benefits

Description [ SUPPLEMENTAL TERM INSURANCE AGREEMENT ] [ EXTENDED NO LAPSE AGREEMENT ] [ CASH VALUE ENHANCEMENT RIDER ]		Amount [ $50,000 ] SPECIFIED AMOUNT

Schedule of Premiums

THE INITIAL PREMIUM OF [ $1,792.77 ] WAS PAID ON THE POLICY DATE FOR 12 MONTHS. SUBSEQUENT PREMIUMS ARE PAYABLE ANNUALLY AS FOLLOWS:

BEGINNING AS OF [ APRIL 1, 2009 ]	PREMIUM [ $1,792.77 ]

THE MONTHLY NO LAPSE PREMIUM IS [ $30.50 ] THE NO LAPSE DATE IS [ APRIL 1, 2028 ]

THE EXTENDED MONTHLY NO–LAPSE PREMIUMS ARE SHOWN IN THE ADDITIONAL POLICY SPECIFICATIONS ON PAGE 26 CONT’D THE EXTENDED NO LAPSE DATE IS [ APRIL 1, 2094 ]

NOTE: INSURANCE WILL TERMINATE IF THE PREMIUMS PAID AND THE INTEREST CREDITED ARE INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS, EXCEPT AS PROVIDED IN SECTION 4.

SECTION 7702A OF THE INTERNAL REVENUE CODE OF 1986 ESTABLISHES A CLASS OF LIFE INSURANCE CONTRACTS DESIGNATED AS “MODIFIED ENDOWMENT CONTRACTS.” THE RULES RELATING TO WHETHER A POLICY WILL BE TREATED AS A MODIFIED ENDOWMENT CONTRACT ARE EXTREMELY COMPLEX. PLEASE CONSULT WITH A QUALIFIED TAX ADVISOR REGARDING YOUR OWN PERSONAL SITUATION.

1. Policy Specifications (continued)

Schedule of Surrender Charges

Maximum Surrender Charge Premium	[ $943.00 ]

Initial Maximum Surrender Charge	[$848.70]

Table of Surrender Charge Factors

Policy Year	Surrender Factor	Policy Year	Surrender Factor
1	100%	6	45%
2	89	7	34
3	78	8	23
4	67	9	12
5	56	10 and later	0

Schedule of Policy Loads and Expense Charges
Maximum percent of premium load	[ 7.5 ]%
(applied to each premium applied to the policy)

Maximum per policy monthly expense charge	$[9.00]

Maximum Mortality and Expense Risk Face Amount charge per $1,000 of Specified Amount	$[0.19]
(for the first 120 months following the policy date)

Maximum Mortality and Expense Risk Face Amount charge per $1,000 of Specified Amount	$[0.17]
for Supplemental Term Insurance Agreement (for the first 120 months following the policy date)

Maximum Mortality and Expense Risk Face Amount charge per $1,000 of Specified Amount	As shown on Page 26
(for the first 120 months following an increase in Specified Amount)

Maximum Mortality and Expense Risk Face Amount charge per $1,000 of Specified Amount	As shown on Page 26
for Supplemental Term Insurance Agreement (for the first 120 months following an increase in Specified Amount)

Cash Value Enhancement Agreement Maximum Expense Charge- per $1,000 of Specified Amount	$ .20

Maximum Mortality and Expense Asset Risk Charge for Account Value -
up to and including $50,000	[ 0.60 ]%
in excess of $50,000	[ 0.30 ]%

Page 3 (cont’d)

1. Policy Specifications( continued)

Schedule of Interest Rates Guaranteed Interest Rate	2% Effective Annual Rate

Death Benefit Discount Factor	1.0016516

Policy Value Enhancement Date Guaranteed Policy Value Enhancement	[April 1, 2018] 0.10%

Supplemental Term Insurance Enhancement Date Supplemental Term Insurance Enhancement	[April 1, 2018] 0.25%

Traditional Loan Interest Rate Indexed Loan Interest Rate	4% Effective Annual Rate 6% Effective Annual Rate

Loan Value Percentage

Policy Loan Account Rates

Indexed Interest

        - Guaranteed Minimum Interest Rate

        - Guaranteed Cap Percentage

        - Guaranteed Participation Percentage

        - Segment Duration Cumulative Guarantee Rate

95% 3% Policy Years 1-10 3.75% Policy Years 11 and after 0% 4% 100% 2%

Extended No-Lapse Rate Extended No-Lapse Guarantee Agreement Allocation Percentage	5% 20%

Cash Value Enhancement Agreement Termination Policy Year	Termination Credit Factors

1 2 3 4 5 6	92% 81% 70% 59% 48% 0%

Page 3 (cont’d)

2. Endorsements

To be made only by the Company

This page is intentionally

left blank.

A028291E

3. Qualifications as Life Insurance

The life insurance qualification test for this policy will be the Guideline Premium Test unless otherwise elected in the application. The Life Insurance Qualification Test for this Policy is shown on Page 3. The test may not be changed at anytime after the policy is issued.

Guideline Premium Test - Under this test, the amount of premium that can be paid in a policy year may not exceed the Maximum Premium Limit. The Maximum Premium Limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid under the policy will not at any time exceed the guideline premium limitation referred to in Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor thereto. The Maximum Premium Limit for the following policy year will be shown on the Annual Report sent to the Owner.

In addition, a minimum margin must exist between the Death Benefit and the Policy Value. The margin is defined in Section 7702 and is based on the attained age of the Insured. The Basic Death Benefit of the policy will be adjusted accordingly with factors shown in the Table of Death Benefit Factors to satisfy the requirements of this portion of the test. See the Death Benefit Section for further details.

Cash Value Accumulation Test - Under this test, the Policy Value cannot at any time exceed the net single premium required to fund the future benefits under the policy. The net single premium is defined in Section 7702 of the Internal Revenue Code. The Basic Death Benefit of the policy will be adjusted accordingly with factors shown in the Table of Death Benefit Factors to satisfy the requirements of this test. See the Death Benefit Section for further details.

The Company reserves the right to restrict Policy transactions as necessary in order to qualify the policy as a life insurance contract under Section 7702. If it is subsequently determined that a policy does not satisfy Section 7702, the Company may take whatever steps are appropriate and necessary to attempt to cause such a policy to comply with Section 7702.

4.  Premiums

Payment of Premiums - Premiums are payable while this policy is in force until the Maturity Date. The first premium is due on the Policy Date. Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

(a)	No premium payment may be less than $25.
(b)

The Company reserves the right to limit total premiums paid in any policy year to the planned payments for that policy year as shown on Page 3. The schedule of premiums shown on Page 3 is based on the premium amount and the interval of payment specified in the application.

(c)

The Company reserves the right to require submission of evidence of insurability satisfactory to the Company on subsequent premiums that would cause an immediate increase in the difference between the Death Benefit and the Policy Value.

(d)	If the Guideline Premium Test is in effect, total premiums paid in any policy year may not exceed the Maximum Premium Limit for that policy year.

Each premium after the first is payable at the Company’s Home Office. A receipt signed by the President or the Secretary will be given on request.

Premium Charge - Each premium payment will be reduced by a percent of premium charge. The percent of premium charge will be set by the Company as described in the Determination of Nonguaranteed Factors provision in the Policy Value Section. In no event will the percent of premium charge assessed on each premium paid be greater than that shown on Page 3.

A029100P	Page 5

4. Premiums (continued)	Page 6

Net Premium - Net Premium is the amount of any Premium payment reduced by the percent of Premium charge.

Allocation of Net Premiums - The initial net premium and any additional premium paid before the policy is issued will be allocated based on the Initial Allocation specified on Page 3. On the Allocation Date listed on Page 3, the assets will be allocated to the subaccounts of the Separate Account, to the Indexed Fixed Account, or to the Traditional Fixed Account as directed by the Owner in the application for this policy. Subject to and in accordance with the provisions of this policy, subsequent net premiums will be allocated as directed by the Owner to the subaccounts of the Separate Account, the Indexed Fixed Account and the Traditional Fixed Account set forth in the Additional Policy Specifications. The Owner may change the allocation of future premium payments at any time. Contact the Company for information. Allocations must be in whole number percentages and must total 100% of premium. Premium allocated to the Indexed Fixed Account may be held in the Holding Fixed Account until the next Segment Date.

Continuation of Insurance - If the policyholder stops paying premiums or if insufficient premiums are made, the insurance provided under this policy, including benefits provided by any supplemental agreements attached to this policy, will continue, subject to the grace period provision, in accordance with the provisions of this policy and any such supplemental agreements for as long as the net cash surrender value in this policy is sufficient to keep it in force, or if the No-Lapse Premium requirement is satisfied as described below.

No-Lapse Premium - The No-Lapse Premium for this policy is the amount stated on Page 3. If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3, the sum of all premiums paid on this policy, reduced by any partial surrenders, is greater than or equal to the No-Lapse Premium multiplied by the number of months since the Policy Date, this policy will not then lapse as a result of a Net Cash Surrender Value insufficient to pay the Monthly Deduction for the following month. This provision will not prevent the termination of this policy when indebtedness exceeds the Cash Surrender Value in accordance with the indebtedness provision of the Policy Loans Section of this policy.

A change in the Specified Amount, the addition or deletion of a supplemental agreement to this policy, or a change in the rate class of the Insured prior to the No-Lapse Date shown on Page 3 may result in a change in the No-Lapse Premium.

Grace Period - If, on a Monthly Anniversary prior to the No-Lapse Date shown on Page 3:

(a)	the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following policy month and,
(b)	the sum of all premiums paid on this policy, reduced by any partial surrenders, is less than the No-Lapse Premium shown on Page 3 multiplied by the number of elapsed months since the Policy Date;

then a grace period of 61 days will be allowed for the payment of premium sufficient to keep this policy in force. If, on a Monthly Anniversary on or after the No-Lapse Date shown on Page 3, the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following month, a grace period of 61 days will be allowed for the payment of premium sufficient to pay the Monthly Deduction.

Notice of the amount of premium required to be paid during the grace period to keep this policy in force will be sent at the beginning of the grace period to the last known address of the Owner and of any assignee on record. The grace period will end 61 days after the notice is sent. This policy will remain in force during the grace period.

5. Lapse and Reinstatement

Lapse - If a premium sufficient to keep this policy in force is not paid during the grace period, this policy will lapse at the end of the grace period. At lapse this policy will terminate without value and cease to be in force. Any deduction for the Cost of Insurance after termination will not be considered a reinstatement of the policy nor a waiver by the Company of the termination.

A029101P

5. Lapse and Reinstatement (continued)

Reinstatement - This policy may be reinstated within five years after lapse. A reinstatement is subject to:

(a)	the submission of evidence of insurability satisfactory to the Company;
(b)	the payment or reinstatement of any indebtedness which existed at the end of the grace period; and
(c)

the payment of a premium sufficient to cover (i) the Monthly Deductions for the grace period, (ii) any unpaid No-Lapse Premiums to the date of reinstatement, and (iii) the Monthly Deductions or, if applicable, the No-Lapse Premiums for two policy months after reinstatement.

The effective date of a reinstatement will be the date of approval by the Company of the application for reinstatement.

Such application will be attached to and made a part of the reinstated policy.

The policy value on the date of reinstatement is the sum of:

(a)	the policy value at the beginning of the grace period of lapse;
(b)	interest on (a) at the guaranteed interest rate until the date of reinstatement;
(c)	any dividend credited to the policy since the date of lapse;
(d)	interest on (c) at the guaranteed interest rate until the date of reinstatement; and
(e)	the payment made upon reinstatement reduced by the percent of premium charge
less	the sum of:

(a)	the Monthly Deductions for the grace period;
(b)	interest on (a) at the guaranteed interest rate until the date of reinstatement; and
(c)	the Monthly Deduction for the policy month following the date of reinstatement.

The surrender charge set forth in the Surrender of Policy Section will be applicable to any surrender of this policy following reinstatement.

Any indebtedness which is reinstated will be subject to loan interest as set forth in the Policy Loans Section.

Following reinstatement, the provisions of No-Lapse Premium set forth in the Premiums Section will again be applicable until the No-Lapse Date shown on Page 3 if sufficient premium is paid so that, as of the effective date of reinstatement, the sum of all premiums paid, reduced by any partial surrenders, is greater than or equal to the No-Lapse Premium multiplied by the number of elapsed months since the Policy Date.

6. The Separate Account

The Separate Account - The Separate Account named on Page 3 was established by the Company for this and other variable life insurance policies. The Separate Account is divided into subaccounts for the investment of assets in shares of the funds specified in the Additional Policy Specifications. The Company owns the assets of the Separate Account. The assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount are not chargeable with liabilities arising out of any other business the Company may conduct.

Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company.

Shares of a fund held in a subaccount are valued at current net asset value on each business day. Shares of a fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a fund will be reinvested in shares of that fund.

A029102P	Page 7

6. The Separate Account (continued)	Page 8

Substitution of Investment - If investment in a subaccount should no longer be possible or, in the judgment of the Company, investment in a subaccount becomes inappropriate to the purposes of the Separate Account, be it for legal, regulatory, federal income tax reasons or for any other reason, or if in the judgment of the Company, investment in another subaccount is in the interest of owners of this class of policies, the Company may substitute another subaccount or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future net premiums. The Company will obtain any necessary regulatory or other approvals prior to making such a change. The Company will endorse the policy as required to reflect any withdrawal or substitutions. While every effort will be made to avoid doing so, substitute funds may have higher fund expenses than the funds replaced.

Operation of Separate Account - The Operation of the Separate Account, including the substitution of investments, will be subject to the approval of the Insurance Department of the state of domicile of the Company. The approval process is on file with the Commissioner.

Transfers - Subject to and in accordance with the provisions of this policy, at any time after the Allocation Date listed on Page 3, amounts may be transferred among the subaccounts of the Separate Account, the Indexed Fixed Account, the Holding Fixed Account and the Traditional Fixed Account, provided that:

(a)	the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount or the Indexed Fixed Account or the Holding Fixed Account or the Traditional Fixed Account;
(b)	for partial transfers, the amount remaining in a subaccount or the Indexed Fixed Account or the Holding Fixed Account or the Traditional Fixed Account must be at least $250; and
(c)	the first 12 transfers per policy year will be allowed free of charge; thereafter, a $10 transfer charge may be deducted from the amount transferred.

The policy is not designed for individuals, advisors or professional market timing organizations that use programmed or frequent transfers among investment options to engage in market timing. The Company therefore reserves the right not to accept programmed or frequent transfer requests we believe in our sole discretion are being used for market timing when we believe that it is in the best interest of all of our policy owners.

7. The Fixed Account

The Fixed Account - The Fixed Account is comprised of four distinct accounts consisting of the Traditional Fixed Account, the Indexed Fixed Account, the Holding Fixed Account and the Dollar Cost Averaging Account. Amounts allocated or transferred to any of these accounts under this policy become part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

The Traditional Fixed Account - Amounts allocated or transferred to the Traditional Fixed Account under this policy become a part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

Interest in the Traditional Fixed Account - Amounts held in the Traditional Fixed Account will be credited with interest at rates determined by the Company as described in the Determination of Nonguaranteed Factors provision in the Policy Value Section. Different rates will normally apply to the Policy Loan Account. In no event will the rate of interest credited be less than the effective annual guaranteed interest rate listed on Page 3.

Amounts allocated or transferred to the Traditional Fixed Account will be credited with interest at an effective annual rate declared by the Company. The declared rate will apply from the date of allocation or transfer through the end of the twelve month period which begins on the first day of the calendar month in which the allocation or transfer is made. Thereafter, interest will be credited on such amount for successive twelve month periods at the declared effective annual rate then applicable to new allocations to the account made as of the beginning of each such period.

A029103P

7. The Fixed Account (continued)

Value of the Traditional Fixed Account - On each Monthly Anniversary while this policy is in force, the value of the Traditional Fixed Account is the sum of:

(a)	the value of the Traditional Fixed Account on the previous Monthly Anniversary;
(b)	one month’s interest on (a);
(c)	any premium allocated to the Traditional Fixed Account since the preceding Monthly Anniversary reduced by a pro-rata portion of the percent of premium charge;
(d)	any amount transferred into the Traditional Fixed Account from one or more subaccounts or the Holding Fixed Account or the Indexed Fixed Account since the preceding Monthly Anniversary;
(e)	interest on (c) from the date of receipt in the Home Office to the Monthly Anniversary;
(f)	interest on (d) from the date of transfer into the Traditional Fixed Account; and

less the sum of:

(a)	any partial surrender since the preceding Monthly Anniversary;
(b)	any amount transferred out of the Traditional Fixed Account into one or more subaccounts or the Indexed Fixed Account since the preceding Monthly Anniversary;
(c)	interest on (a) from the date of surrender to the Monthly Anniversary; and
(d)	interest on (b) from the date of transfer out of the Traditional Fixed Account.
(e)	the applicable monthly deduction for the following policy month;
(f)	any policy loan or unpaid policy loan interest taken from the Traditional Fixed Account; and
(g)	interest on (f) from the date of the loan or loan interest deduction.

On any date other than a Monthly Anniversary, the determination of the value of the Traditional Fixed Account will be consistent with the above.

Transfers - Subject to and in accordance with the provisions of this policy, including the Transfers provision of the Separate Account Section, the Holding Fixed Account Section, and the Indexed Account Section:

(a)

an amount held in the Traditional Fixed Account may be transferred to one or more subaccounts or the Indexed Fixed Account only during the period which is not more than thirty days immediately following the end of each policy year; and

(b)	the amount that may be transferred excludes any amount held in the Policy Loan Account.

The Holding Fixed Account - Any premium or amounts allocated or transferred to the Indexed Fixed Account is automatically deposited into the Holding Fixed Account by the Company, and then the Holding Fixed Account Value is transferred to the next Indexed Fixed Account segment on the next Segment Date as described in the Indexed Fixed Account provision. Amounts allocated or transferred to Holding Fixed Account under this policy become a part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

Interest in the Holding Fixed Account - Amounts held in the Holding Fixed Account will be credited with interest at rates determined by the Company as described in the Determination of Nonguaranteed Factors provision in the Policy Value Section. In no event will the rate of interest credited be less than the effective annual guaranteed interest rate listed on Page 3.

Amounts held in the Holding Fixed Account will be credited with interest at an effective annual rate declared by the Company. The declared rate will apply from the date of transfer through the end of the one month period which begins on the first day of the calendar month in which the allocation or transfer is made.

A029104P

7. The Fixed Account (continued)	Page 10

Value of the Holding Fixed Account - On each Monthly Anniversary while this policy is in force, the value of the Holding Fixed Account is the sum of:

(a)	the value of the Holding Fixed Account on the previous Monthly Anniversary;
(b)	interest on (a);
(c)

any additional premium allocated to the Indexed Fixed Account and held in the Holding Fixed Account by the Company since the preceding Monthly Anniversary reduced by a pro-rata portion of the percent of premium charge;
(d)	any amount transferred into the Indexed Fixed Account from one or more subaccounts or the Traditional Fixed Account or the Dollar Cost Averaging Account since the preceding Monthly Anniversary;
(e)	interest on (c) from the date of receipt in the Home Office to the Monthly Anniversary;
(f)	interest on (d) from the date of transfer into the Holding Fixed Account; and

less the sum of:

(a)	any partial surrender from the Holding Fixed Account since the preceding Monthly Anniversary;
(b)	any amount transferred out of the Holding Fixed Account into the Traditional Fixed Account, subaccounts, or Indexed Fixed Account since the preceding Monthly Anniversary;
(c)	interest on (a) from the date of surrender to the Monthly Anniversary;
(d)	interest on (b) from the date of transfer out of the Holding Fixed Account;
(e)	any policy loan or unpaid policy loan interest taken from the Holding Fixed Account; and
(f)	interest on (e) from the date of the loan or loan interest deduction.

On any date other than a Monthly Anniversary, the determination of the value of the Holding Fixed Account will be consistent with the above.

Transfers - Subject to and in accordance with the provisions of this policy, including the Transfers provision of the Separate Account Section, the Traditional Fixed Account Section and the Indexed Fixed Account Section, an amount held in the Holding Fixed Account must be transferred to the Indexed Fixed Account on the next Segment Date.

The Indexed Fixed Account - Amounts transferred from the Holding Fixed Account to the Indexed Fixed Account under this policy become a part of the general account assets of the Company. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of the Company.

Segment Date - The Segment Date is the date a Segment is created. Segment Dates can only be created on monthly policy anniversary dates.

Segment Duration - The Segment Duration is shown on Page 3.

Segment Maturity Date - The Segment Maturity Date is the date each Segment matures, which is the end of the Segment Duration, or the Maturity Date of the policy, if earlier.

Segment Duration Cumulative Guarantee - An additional Index Interest Credit, if applicable, will be applied to the policy to reflect the minimum guaranteed annual interest rate as shown on Page 3 over the Segment Duration.

Index Interest Credit Periods - Index Interest Credit Periods are the time periods over which the performance of the applicable Index is measured in order to determine the amount of interest credited to amounts held in the Indexed Fixed Account. Each Index Interest Credit Period will be measured from the end of the previous Index Interest Credit Period to the date prior to the anniversary of the previous Index Interest Credit Period. Details about the applicable Index are shown on Page 3.

A029105P

7. The Fixed Account (continued)

Index Interest Credit Period Date - The date, which is shown on Page 3, at which the Index Interest Credit Period ends and the Index Interest Credit is calculated and credited. Once credited, the starting index value is reset for the next subsequent Index Interest Credit Period.

Index Interest Credits - Amounts held in the Indexed Fixed Account earn Index Interest Credits on the Index Interest Credit Period Date, shown on Page 3, based on Index Performance. Index Performance is the growth in the applicable Index during the Index Interest Credit Period multiplied by the Participation Percentage, shown on Page 3, with a floor at the Guaranteed Minimum Interest Rate, shown on Page 3, and a ceiling at the Cap Percentage, also shown on Page 3, for each segment.

In order to administer the application of the Index Interest Credits, the Company will calculate each month a hypothetical account value based on a stipulated interest rate determined by the Company. At the Index Interest Credit Period Date, the actual Index Interest Credit will be calculated and credited for the past Index Interest Credit Period based on the difference between the earnings using the hypothetical stipulated interest rate and the actual Index Performance, subject to the Minimum Index Interest Rate and Cap Percentage.

At the Index Interest Credit Period Date, the Index Interest Credit equals the total amount of hypothetical stipulated interest calculated over the last Index Interest Credit Period, multiplied by the ratio of the Index Performance over the stipulated interest rate.

At the Segment Maturity Date, any additional Index Interest Credit resulting from the application of the Segment Duration Cumulative Guarantee will be added to the Segment Value.

Value of the Indexed Fixed Account - On each Monthly Anniversary while this policy is in force, the value of the Indexed Fixed Account is the sum of the Segment Values.

Segment Value - On the Segment Date the Segment Value is the sum of:

(a)	any remaining Segment Value from the previous segment that has just matured;
(b)	any transfer from the Holding Fixed Account or the subaccounts or Traditional Fixed Account; and
(c)	any applicable Policy Value Enhancement;

less the applicable Monthly Deduction for the following policy month.

On each Monthly Anniversary while this policy is in force, the Segment Value equals the sum of:

(a)	the Segment Value on the preceding Monthly Anniversary;
(b)	any Index Interest Credits applied at the end of an Index Interest Credit Period; and

any applicable Policy Value Enhancement;

less	the sum of:

(a)	any partial surrender from the Segment Value since the preceding Monthly Anniversary;
(b)	any transfer from the Segment Value on the Segment Maturity date;
(c)	the applicable Monthly Deduction for the following policy month; and
(d)	Any Traditional policy loan or unpaid loan interest taken from the Segment.

On any date other than a Monthly Anniversary, the determination of the value of the Indexed Fixed Account will be consistent with the above.

Participation Percentage - The Participation Percentage is the percentage of the Index Performance that will be used to calculate the Index Interest Credit, if any. The guaranteed Participation Percentage is shown on Page 3. A new Participation Percentage will apply to each new Index Interest Credit Period and will not change for that Index Interest Credit Period.

A029106P	Page 11

7. The Fixed Account (continued)	Page 12

Minimum Index Interest Rate - The Minimum Index Interest Rate will be used to calculate the Index Interest Credit, if any. The guaranteed Minimum Index Interest Rate is shown on Page 3.

Cap Percentage - The Cap Percentage is the maximum percentage of the Index Performance that will be used to calculate the Index Interest Credit, if any. The Guaranteed Cap Percentage is shown on Page 3. A new Cap Percentage will apply to each new Index Interest Credit Period and will not change for that Index Interest Credit Period.

Change, Addition or Discontinuance of an Index - If the Index substantially changes the manner in which it is calculated the Company may adjust the formula used by the Company when determining the Index Interest Credit, if any, to be consistent with the original calculation methodology. If the publication of the Index is discontinued, or if the Company in its sole discretion determines that the index should no longer be used, a similar index may be substituted. The Company may from time to time add additional indexes or methods of crediting index interest credits. The Owner will be notified of any change of Index or crediting method.

Transfers - Subject to and in accordance with the provisions of this policy, including the Transfers provision of the Separate Account Section and the Traditional Fixed Account Section and the Holding Fixed Account Section:

(a)	an amount held in the Indexed Fixed Account may be transferred to one or more subaccounts or the Traditional Fixed Account only on the Index Interest Credit Period Date; and
(b)	the amount that may be transferred excludes any amount held in the Policy Loan Account.

Dollar Cost Averaging Account - Amounts may be allocated to a Dollar Cost Averaging Account. During the dollar cost averaging period, an additional Dollar Cost Averaging Account cannot be selected. If the Dollar Cost Averaging Account is terminated at the request of the Owner, the remaining balance will be transferred to the subaccounts of the Separate Account or the Indexed Fixed Account using the allocation percentages currently in force at that time, unless otherwise directed by the Owner.

Amounts held in a Dollar Cost Averaging Account will be credited with interest at effective annual rates declared by the Company. The declared interest rate will apply from the date of the allocation to the account through the end of the dollar cost averaging period. The dollar cost averaging period begins on the first day of the calendar month following the allocation. At the expiration of a dollar cost averaging period, the Company will declare a rate not less than the guaranteed interest rate for a new dollar cost averaging period.

8. Policy Value

Policy Value - On the Policy Date the Policy Value is the initial premium paid less the sum of (a) the percent of premium charge, and (b) the Monthly Deduction for the first policy month. On each Monthly Anniversary while this policy is in force, the Policy Value is the sum of (a) the current market value of each subaccount, (b) the value of the Traditional Fixed Account, (c) the value of the Holding Fixed Account, (d) the value of the Indexed Fixed Account and (e) the value of the Dollar Cost Averaging Account, after deduction of the Monthly Deduction for the next policy month and (f) the value of the Policy Loan Account.

On any date other than the Policy Date or a Monthly Anniversary, the Policy Value will be the sum of (a) the current market value of each subaccount, (b) the value of the Traditional Fixed Account, (c) the value of the Holding Fixed Account, (d) the value of the Indexed Fixed Account, (e) the value of the Dollar Cost Averaging Account, and (f) the value of the Policy Loan Account. The value will include pro-rata crediting of interest. Since Index Interest Credits are determined on an Index Credit Period Date, no Index Interest Credits will be added as a result of a surrender or death occurring prior to the end of an Index Interest Credit Period.

A029107P

8. Policy Value (continued)

Monthly Deduction - The Monthly Deduction is the sum of:

(a)	the Cost of Insurance for the policy month;
(b)	the monthly expense charge(s);
(c)	the Mortality and Expense Risk Face Amount charge;
(d)	the Mortality and Expense Risk Asset charge (not applicable for the Fixed Account) applied to the value in the subaccounts as of the dates on which Monthly Deductions are deducted; and
(e)	the Cost of Insurance and any other applicable monthly charge for the policy month for any benefits provided by a supplemental agreement made a part of this policy.

Monthly Deductions will be deducted on the Policy Date and on each Monthly Anniversary from the subaccounts and the Traditional Fixed Account and the Indexed Fixed Account and the Holding Fixed Account as directed by the Owner. If the values in the directed subaccounts or the Traditional Fixed Account and the Indexed Fixed Account and the Holding Fixed Account are insufficient to cover the Monthly Deductions, or if no allocation is directed, Monthly Deductions will be deducted on the Policy Date and each Monthly Anniversary from the subaccounts and the Traditional Fixed Account and the Indexed Fixed Account and the Holding Fixed Account on a pro rata basis in proportion to the current market value of each subaccount and the value of the Traditional Fixed Account and the Indexed Fixed Account and the Holding Fixed Account.

The Mortality and Expense Risk Asset charge will be deducted on the Policy Date and each Monthly Anniversary from the subaccounts on a pro rata basis in proportion to the current market value of each subaccount. This charge will not be deducted from the Fixed Accounts. No Monthly Deductions will be deducted from the Policy Loan Account.

Net Amount at Risk - The Net Amount at Risk is equal to the Basic Death Benefit at the beginning of the policy month, divided by the Death Benefit Discount Factor shown on Page 3, minus the Policy Value at the beginning of the policy month before the Monthly Deduction.

If the Specified Amount does not include Policy Value, the Policy Value will be allocated to the initial Specified Amount segment in order to determine the Net Amount at Risk.

If there have been any increases in the Specified Amount, the Policy Value will be allocated to the initial Specified Amount segment for determining the Net Amount at Risk. If the Policy Value exceeds the initial Specified Amount, the excess will be allocated to the increases in Specified Amount in the order of the increases. Any increases in the Basic Death Benefit in order to maintain the required minimum margin between the Basic Death Benefit and the Policy Value will be allocated to the most recent increase in Specified Amount.

Cost of Insurance - The Cost of Insurance is determined on a monthly basis. It is determined separately for the initial segment as well as for each additional segment created as the result of an increase in the Specified Amount. The Cost of Insurance for a policy month is calculated as the sum of (a) multiplied by (b) for each segment where:

(a)	is the applicable Cost of Insurance Rate divided by 1,000; and
(b)	is the Net Amount at Risk for that segment.

Cost of Insurance Rate - The Base Cost of Insurance Rate is based on the attained age, sex, rate class and policy duration of the Insured. The Cost of Insurance Rate will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, the rates will not exceed those shown in the Additional Policy Specifications. Such maximum rates are based on the 2001 Commissioners Standard Ordinary (80) Composite Mortality Tables, Age Nearest Birthday.

Expense Charges - The actual expense charges will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, these actual expense charges will not exceed the maximum expense charges stated on Page 3.

A029108P	Page 13

8. Policy Value (continued)	Page 14

Mortality and Expense Risk Face Amount Charge - The actual Mortality and Expense Risk Face Amount Charge will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, this actual Mortality and Expense Risk Face Amount Charge will not exceed the maximum stated on Page 3.

Mortality and Expense Risk Asset Charge - The actual Mortality and Expense Risk Asset Charge will be determined by the Company as described in the Determination of Nonguaranteed Factors provision. However, these actual Mortality and Expense Risk Asset Charge will not exceed the maximum stated on Page 3. Mortality and Expense Risk Asset Charges do not apply to amounts in the Traditional Fixed Account, Index Fixed Account or the Holding Fixed Account.

Determination of Nonguaranteed Factors - Cost of Insurance Rates, Percent of Premium Charges, Expense Charges, Mortality and Expense Risk Face Amount, Mortality and Expense Risk Asset Charge, Cap Percentages, Participation Rates and Interest Rates will be determined by the Company based on expectations as to future mortality, investment, expense and persistency experience.

The Company will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits.

Variable Accumulation Values - At any valuation time, the current market value of a subaccount is determined by multiplying that subaccount’s accumulation unit value times the number of subaccount units held under this Policy.

The number of accumulation units is determined by dividing the amount allocated to the subaccount by the subaccount’s accumulation unit value for the Valuation Date when the allocation is made.

The number of subaccount accumulation units will increase when:

(a)	net premiums are allocated to that subaccount;
(b)	amounts are transferred to that subaccount; and
(c)	policy loans are repaid and credited to that subaccount.

The number of subaccount accumulation units will decrease when:

(a)	a portion of the monthly deduction is deducted from that subaccount;
(b)	a policy loan is taken from that subaccount;
(c)	policy loan interest is not paid when due and is taken from that subaccount;
(d)	an amount is transferred, including any transfer charges, from that subaccount; and
(e)	a partial surrender, including the partial surrender charge, is taken from that subaccount

Policy Value Enhancement - After the policy reaches the Policy Value Enhancement Date as shown on Page 3, a monthly Policy Value Enhancement will be paid on subsequent monthly anniversaries. The Policy Value Enhancement is guaranteed at the rate shown on Page 3 and is based on the value of the subaccounts of the Separate Accounts. Any enhancements will be applied pro-rata only to the values of subaccounts of the Separate Accounts.

Valuation Period - As used in this policy, Valuation Period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each underlying investment company determines the net asset value of its shares.

Value of Each Accumulation Unit - For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

The value of an Accumulation Unit for the prior valuation period multiplied by the net investment factor for that subaccount for the current valuation period.

A029109P

8. Policy Value (continued)

Net Investment Factor - As used in this policy, Net Investment Factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b):

Where (a) is

The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period; plus

The per-share amount of any dividend or capital gain distributions by the mutual fund if the “ex-dividend” date occurs in the valuation period.

Where (b) is

The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period.

Traditional Fixed Account Value Reductions - Applicable Monthly Deductions (with the exception of the M&E), transfers and partial surrenders will reduce the portion of the Traditional Fixed Account Value which results from the most recent allocation to the Traditional Fixed Account. A Traditional policy loan will be secured by the portion of the Policy Value assigned to the Policy Loan Account.

Indexed Fixed Account Value Reductions - Applicable Monthly Deductions, transfers and partial surrenders will reduce the portion of the Indexed Fixed Account Value on a pro rata basis. A Traditional policy loan will be secured by the portion of the Policy Value assigned to the Policy Loan Account.

Holding Account Value Reductions - Applicable transfers and partial surrenders will reduce the portion of the Holding Fixed Account Value on a pro rata basis. A Traditional policy loan will be secured by the portion of the Policy Value assigned to the Policy Loan Account.

Computation of Values - All policy values and benefits are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered. A detailed statement of the method of computing reserves and Policy Values has been filed with the insurance supervisory official of that jurisdiction if required.

9. Death and Maturity Benefits

Basic Death Benefit - The Basic Death Benefit prior to the Maturity Date will be as follows:

(a)	If the Specified Amount includes the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

(1)	the Specified Amount; or
(2)	the Policy Value multiplied by an attained age factor shown in Table of Death Benefit Factors.

(b)	If the Specified Amount does not include the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:

(1)	the Specified Amount plus the Policy Value; or
(2)	the Policy Value multiplied by an attained age factor shown in Table of Death Benefit Factors.

A029110P	Page 15

9. Death and Maturity Benefits (continued)	Page 16

Amount of Death Benefit - The Death Benefit payable at the death of the Insured while this policy is in force will be equal to the sum of:

(a)	the Basic Death Benefit on the date of death;
(b)	any dividend payable at death; and
(a)	any benefit provided by a supplemental agreement attached to the policy and payable because of the death of the Insured.

less the sum of:

(a)	any indebtedness on this policy at the time of the death of the Insured; and
(b)	if the death of the Insured occurs during a grace period, the lesser of (i) past due Monthly Deductions or (ii) an amount to meet the No-Lapse Guarantee.

Suicide Exclusion - If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any indebtedness and any partial surrenders.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Specified Amount, the Death Benefit with respect to that increase in the Specified Amount will be limited to the Monthly Deductions made for that increase.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of a reinstatement of this policy, the Death Benefit will be limited to the premiums paid since the reinstatement less any policy loans and partial surrenders made since reinstatement.

Payment of Death Benefit - The Death Benefit will be paid to the Beneficiary in one sum or, if elected, under an income payment option. If part or all of the Death Benefit is paid in one sum, the Company will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by the Company, but will not be less than the minimum guaranteed interest rate as shown on Page 3 per year compounded annually, or such higher rate as may be required by law.

Amount of Maturity Benefit - The Maturity Benefit payable if the Insured is living on the Maturity Date and if this policy is then in force will be equal to the Net Policy Value on that date.

Payment of Maturity Benefit - The Maturity Benefit will be paid to the Owner in one sum or, if elected, under an Income Payment Option.

10. Policy Loans

Policy Loans - The Owner may obtain a loan while this policy is in force during the life of the Insured. The loan, plus any existing indebtedness, may not be greater than the Loan Value of this policy on the date of the loan. The minimum loan is $250. There are two loan options available, the Traditional Loan and an Indexed Loan, which is only available after the first policy year.

Loan Options - At the time of the first loan, the Owner must choose one of two loan options and the choice is irrevocable until the entire loan balance is repaid. For the first loan option, called the Traditional Loan Option, policy loans can be taken from any of the subaccounts, the Traditional Fixed Account, Indexed Fixed Account or the Holding Fixed Account on a pro rata basis unless otherwise specified by the Owner. When a loan is made, an amount equal to the amount of the loan will be withdrawn from the appropriate accounts and the amount will be placed in the Policy Loan Account. The Policy Loan Account will be credited with interest. The rate of interest will not be less than the minimum guaranteed interest rate listed on Page 3 and will be determined each year by the Company.

For the second loan option, called the Indexed Loan Option, loans are only permitted from the Indexed Fixed Account segments. Any of the subaccount Value, Traditional Fixed Account Value or Holding Fixed Account Value cannot be loaned under the Indexed Loan option, until sufficient subaccount value, Traditional Fixed Account Value, or Holding Fixed Account Value is transferred into an Indexed Fixed Account segment on the next Segment Date. The loan is not

A029111P

10. Policy Loans (continued)

transferred to the Policy Loan Account but will remain in the Index Fixed Account segments and continue to be credited interest in the same manner as the un-loaned portion of the Indexed Fixed Account segments.

Loan Value - For the Traditional Loan Option and the Indexed Loan Option, the Loan Value of this policy on any date is equal to the Loan Value Percentage, as shown on Page 3, multiplied by the Cash Surrender Value

Loan Interest - Traditional and Indexed Loans will bear interest at the loan interest rates listed on Page 3. Loan interest is due and payable at the end of each policy year. If the interest is not paid when due, it will be added to the loan. It will then bear interest at the rate of interest on loans.

Indebtedness - Indebtedness means outstanding loans on this policy plus any loan interest due or accrued. Indebtedness may be repaid in full or in part at any time while this policy is in force during the life of the Insured.

Excess Indebtedness - This policy is the only security for indebtedness on it. If, at any time, the indebtedness is greater than the Cash Surrender Value, a notice of pending termination will be mailed to the last known address of the Owner and of any assignee on record. If the excess indebtedness is not paid to the Company, this policy will terminate 61 days after the notice is mailed.

Policy Loan Account - When a loan is made under the Traditional Loan Option, an amount equal to the amount of the loan will be withdrawn from the assets held under this policy in subaccounts of the Separate Account and in the Indexed Fixed Account and in the Traditional Fixed Account and the amount will be placed in the Policy Loan Account included within the Fixed Account. Subject to and in accordance with the provisions of this policy, withdrawals will be made from the subaccounts and the Traditional Fixed Account and the Indexed Fixed Account on a pro-rata basis in proportion to the current market value of each subaccount and the value of the Traditional Fixed Account and the value of the Indexed Fixed Account unless otherwise directed by the Owner. The Policy Loan Account will be credited with interest. The rate of interest will be determined each year by the Company but will not be less than the Policy Loan Account Rate listed on Page 3. Any repayment of indebtedness will be withdrawn from the Policy Loan Account and reallocated to the subaccounts and the Indexed Fixed Account and the Traditional Fixed Account as directed by the Owner. Except for such repayment of indebtedness, no transfers or partial surrenders may be made from the Policy Loan Account.

11. Surrender of Policy

Surrender - The Owner may surrender this policy for its Net Cash Surrender Value by filing a written request with the Company. The Net Cash Surrender Value may be taken in one sum or it may be left with the Company under an income payment option. This policy will terminate and cease to be in force if it is surrendered for one sum.

Net Cash Surrender Value - The Net Cash Surrender Value is the Net Policy Value decreased by any surrender charge.

Net Policy Value - The Net Policy Value is the Policy Value decreased by any indebtedness on this policy.

Cash Surrender Value - The Cash Surrender Value is the Policy Value decreased by any surrender charge.

Surrender Charge- The surrender charge for the initial Specified Amount is determined by multiplying (a) times (b), where:

(a)	is the appropriate surrender factor from the Table of Surrender Factors determined from the Policy Date; and
(b)	is 90% of the lesser of:
(i)	the total premium paid in the first policy year;
(ii)	the maximum surrender charge premium as shown on Page 3; and
(iii)	$45.00 per thousand of initial Specified Amount

A029112P	Page 17

11. Surrender of Policy (continued)	Page 18

The surrender charge for each increase in the Specified Amount is based on the amount of the increase and on the attained age of the Insured at the time of the increase. The surrender charge is determined by multiplying (a) times (b), where:

(a)	is the appropriate surrender factor from the Table of Surrender Factors determined from the effective date of the increase; and
(b)	is 90% of the lesser of:
(i)	the total premium paid in the first policy year;
(ii)	the maximum surrender charge premium as determined from the effective date of the increase; and
(iii)	$45.00 per thousand of the increase amount

Partial Surrender - The Owner may make a partial surrender of this policy for any portion of the Net Cash Surrender Value which exceeds $250 by filing a written request with the Company. However, no partial surrender may be made for less than $250 and no more than twelve partial surrenders may be made under this policy in any policy year. A charge of 2% of the amount surrendered, but not more than $25 will be made for each partial surrender. The charge will be deducted from the available Net Cash Surrender Value and will be considered part of the partial surrender.

Any partial surrender will reduce the Policy Value by the amount of the partial surrender. If the Specified Amount includes the Policy Value, the Specified Amount will be reduced by the amount of the partial surrender that exceeds the difference between the Death Benefit and the Specified Amount. In those instances, the Specified Amount will be reduced in the following order:

(a)	The most recent increase in the Specified Amount, if any, will be decreased first.
(b)	The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(c)	The initial Specified Amount will then be decreased.

Partial surrenders will be deducted from the subaccounts, the Indexed Fixed Account, the Holding Fixed Account, and the Traditional Fixed Account as directed by the Owner, provided that the minimum amount remaining in each account as a result of the allocation is $250. If no allocation is directed, the partial surrender will be deducted from the accounts on a pro-rata basis in proportion to the current net asset value of each subaccount, the value of the Indexed Fixed Account, the value of the Holding Fixed Account, and the value of the Traditional Fixed Account.

Systematic Partial Surrender Program - The Systematic Partial Surrender Program is a program of periodic distribution of a portion of the Policy Value designated by the Company. The Company reserves the right to discontinue such a program at any time. The program includes periodic distribution to the Owner of a portion of the Policy Value through policy loans and partial surrenders while the Insured is alive and the policy is in force. Contact the Company for details of how this program works. A processing fee of 2% of the amount surrendered, but not more than $25, will be made for each year the Systematic Partial Surrender Program is active.

The surrender charge will not be reduced as a result of a partial surrender.

12. Policy Changes

Right to Make Change - At any time while this policy is in force after the first policy year, the Owner may request changes as set forth in this section. No change will be permitted that would result in the Death Benefit under this policy not being excludable from gross income due to not satisfying the requirements of Section 7702 of the Internal Revenue Code of 1986,as amended, or as set forth in any applicable successor provision thereto. In addition, each change is subject to the conditions stated. This policy will be amended as the result of any such change.

A029113P

12. Policy Changes (continued)

Increase in Specified Amount - An increase in Specified Amount must be applied for on a written application and is subject to the Company’s underwriting guidelines in effect at the time of the increase. Evidence of insurability satisfactory to the Company must be submitted. The amount of the requested increase must be at least $10,000.

Decrease in Specified Amount - Any decrease in the Specified Amount must not violate the requirements of section 7702 of the Internal Revenue Code of 1986 and be at least $10,000. The Specified Amount may not be decreased to less than $50,000. No decrease may be made in the first year following the effective date of an increase in the Specified Amount.

Any decrease in the Specified Amount will become effective on the Monthly Anniversary that coincides with or next follows the receipt by the Company of the request. The decrease in the Specified Amount will be in the following order:

(a)	The most recent increase in the Specified Amount, if any, will be decreased first.
(b)	The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(c)	The initial Specified Amount will then be decreased.

The surrender charge will not change as a result of a decrease in the Specified Amount. No surrender charge will be deducted from the Policy Value upon a decrease in the Specified Amount.

Change in Specified Amount Option - If the Specified Amount does not include the Policy Value, a request may be made to change this policy so that the Specified Amount includes the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the date of the change. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change.

If the Specified Amount includes the Policy Value, a request may be made to change this policy so that the Specified Amount does not include the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change less the Policy Value on the date of the change. Evidence of insurability satisfactory to the Company may be required. Such evidence will be attached to and made a part of the policy. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by the Company of the request to make the change.

The Specified Amount after the change must be at least $50,000. No more than one change in the Specified Amount Option may be made in any policy year.

13. Transfer to Traditional Fixed Account

At any time within the first 24 policy months while this policy is in force during the life of the Insured, the Owner may transfer all amounts held in subaccounts of the Separate Account to the Traditional Fixed Account without restriction, minimum or charge. Following such transfer, no future premiums may be allocated to subaccounts of the Separate Account and no transfers may be made to the subaccounts.

14. Owner and Beneficiary

Owner - The Owner of this policy is as stated in the application unless changed by a subsequent owner designation or assignment. While this policy is in force before the death of the Insured, the Owner may exercise all of the rights in it without the consent of any other person.

A029114P	Page 19

14. Owner and Beneficiary (continued)	Page 20

Beneficiary - The Beneficiary of this policy is as stated in the application unless changed by a subsequent beneficiary designation on a form provided by the Company. If no other provision is made, the interest of a Beneficiary who dies before the death of the Insured will pass to the Owner.

Change of Owner or Beneficiary - The Owner may transfer ownership or change the Beneficiary by filing a written designation at the Home Office on a form provided by the Company. The designation will take effect as of the date it is signed by the Owner, subject to any action taken by the Company prior to the time that the designation is received at the Home Office. Unless otherwise stated in a designation, the following rules will apply to terms of kinship:

(a)	A legally adopted child of any person will be considered the child of the adopting parent.
(b)	The brothers and sisters of a person will include those who have only one parent in common with the person, but will not include stepbrothers or stepsisters.
(c)	Any reference to children will not include stepchildren and any reference to parents will not include stepparents.

Assignment - The Owner may assign this policy while it is in force during the life of the Insured. The rights of the Owner and of any Beneficiary will be subject to the rights of an assignee under the terms of an assignment. No assignment will bind the Company until the original or a copy signed by the Owner, on a form provided by the Company, has been filed at the Home Office. The Company is not responsible for the effect or the validity of any assignment.

15. General Provisions

The Contract - This policy and the application for it constitute the entire contract. A copy of the application is attached to this policy. Only the President, a Vice President, the Secretary, the Chief Actuary, Actuary or an Associate Actuary may, on behalf of the Company, modify this policy or waive any of its conditions. No agent is authorized to modify this contract or to make any promise as to the future payment of dividends or interest.

At any time the Company may make such changes in this policy as are necessary (i) to assure compliance at all times with the definition of life insurance prescribed by federal income tax law, or (ii) to make the policy conform with any law or regulation issued by any government agency to which it is subject. Any such change may, however, be accepted or rejected by the Owner.

Incontestability - All statements made in the application for this policy are representations and not warranties. No statement will void this policy or be used to contest a claim under it unless the statement is contained in a written application, a copy of which is attached to and made a part of this policy.

This policy will be incontestable after it has been in force during the life of the Insured for two years from the Date of Issue. Any increase in the Specified Amount will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of the Insured for two years from its effective date.

This policy will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of the Insured for two years from the effective date of the reinstatement.

Duration of Coverage - The duration of coverage under this policy will depend on the amount, timing and frequency of premium payments; changes in the Specified Amount or benefits; the interest rates credited or investment return; the cost of insurance rates charged; and the amount and timing of any partial surrenders or policy loans.

Participation - This policy will participate in divisible surplus while it is in force except as stated in the Income Payment Options Section. The share of such surplus, if any, to be apportioned to this policy as a dividend will be determined each year by the Company. Any dividend will be allocated to subaccounts of the Separate Account and the Indexed Fixed Account and the Traditional Fixed Account in accordance with the current premium allocation, unless the Owner requests another allocation or elects to have it paid in cash. No divisible surplus is expected to be apportioned to this policy in the foreseeable future.

A029115P

15. General Provisions (continued)

Policy Date - The Policy Date shown on Page 3 is the date from which policy years, months and anniversaries are determined.

Monthly Anniversary - The Monthly Anniversary is the day in each calendar month which is the same day of the month as the Policy Date.

Age - The age shown on Page 3 is the insurance age of the Insured. This is the age of the Insured on the birthday nearest the Policy Date. Attained age means the insurance age of the Insured increased by the number of whole years and months after the Policy Date.

Misstatement of Age - If the age of the Insured has been misstated, the Death Benefit under this policy will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct age. No adjustment in the Policy Value will be made. Any date shown on Page 3 that is based on an incorrect age may be changed to be consistent with the correct age.

Policy Payments - All payments by the Company under this policy are payable at the Home Office. The Company may require the return of this policy upon surrender for the Net Cash Surrender Value or payment of the Death Benefit.

Deferment of Transactions - The Company may defer payment from the subaccounts of a partial surrender or of the Net Cash Surrender Value, may defer making a loan, may defer payment of any portion of the Death Benefit in excess of the Specified Amount and may defer transfer from assets held in subaccounts of the Separate Account under any of the following conditions:

(a)	The New York Stock Exchange is closed (other than customary weekend and holiday closings).
(b)	Trading on the New York Stock Exchange is restricted.
(c)	An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets.

Conditions in (b) and (c) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

The Company may defer payment from the Traditional Fixed Account, Indexed Fixed Account and the Holding Fixed Account of a partial surrender, of the Net Cash Surrender Value, or of a policy loan for up to six months from the date the Company receives a written request. However, a partial surrender or policy loan to pay a premium due on a policy of the Company will not be deferred. If the payment is deferred for 30 days or more, it will bear interest at a rate of the guaranteed interest rate per year compounded annually while it is deferred, or such higher rate as may be required by law.

Annual Report - Each year a report will be sent to the Owner which shows the current policy values, premiums paid and deductions made since the last report, any outstanding policy loans, and any other information required by the Insurance Department of the jurisdiction in which this policy is delivered.

Projection of Benefits and Values - Upon request, the Company will provide a projection of illustrative future Death Benefits and Policy Values. The request for a projection must be made in writing by the Owner. The Company may charge a fee for this service.

Deferral of Maturity - Upon the written request of the Owner, this policy will continue in force beyond the Maturity Date. The Death Benefit will be the Net Policy Value on the Maturity Date together with interest at the current rate set by the Company, which will be not less than the minimum interest rate compounded annually, until the death of the Insured.

9. Income Payment Options

Election of Income Payment Option - An income payment option may be elected in place of a one sum payment of any amount payable upon the death of the Insured or upon surrender.

A029116P	Page 21

16. Income Payment Options (continued)	Page 22

The Owner may elect an income payment option or change a previous election while this policy is in force before the death of the Insured. If no election is in effect at the time of the death of the Insured, the Beneficiary may elect an income payment option before any payment of the Death Benefit has been made and within one year of the date of death.

The amount applied under an income payment option must be at least $5,000. No election may provide for income payments of less than $50 each.

Option 1 - Interest Income - The Company will hold the amount applied at interest. Interest will be paid monthly, quarterly, semiannually or annually.

Option 2 - Income for a Fixed Period - The Company will pay the amount applied, with interest, in equal monthly payments for a fixed period. The fixed period may not be greater than 30 years.

Option 3 - Income of a Specified Amount - The Company will make payments of a specified amount until the total amount applied, with interest, has been paid. The payments may be made monthly, quarterly, semiannually or annually. The final payment may be less than the specified amount. The total of the payments to be made each year must be at least $75 for each $1,000 applied.

Option 4 - Life Income - The Company will pay equal monthly payments during the life of the option annuitant.

Option 5 - Life Income with Guaranteed Period -The Company will pay equal monthly payments for a stated guaranteed period and thereafter during the life of the option annuitant. The guaranteed period may be 5 years, 10 years or 20 years.

Option 6 - Life Income with Refund Period - The Company will pay equal monthly payments during the life of the option annuitant. If necessary, the payments will continue after the death of the option annuitant until the total of all payments made, including a smaller final payment, if required, equals the total amount applied.

Option 7 - Joint and Survivor Life Income - The Company will pay equal monthly payments during the joint life of two option annuitants and thereafter during the life of the survivor.

Income Amount - Participation - The income under Options 1 and 2 will be based on interest at a rate of 1.5% per year compounded annually. The unpaid balance of the amount applied under Option 3 will be credited with interest at a rate of 1.5% per year compounded annually.

Options 1, 2 and 3 will participate in divisible surplus by the payment or crediting of additional interest in such amount, if any, as determined each year by the Company. Additional interest will increase the income payments under Options 1 and 2. Additional interest will lengthen the period during which payments are made under Option 3.

The monthly income under Options 4, 5, 6 and 7 will equal 103% of the monthly income under a comparable single premium nonparticipating annuity issued by the Company at the time that the income payments are to begin. In no event will the monthly income under these life income options be less than the income stated in the Income Payment Option Tables. Options 4, 5, 6 and 7 will not participate in divisible surplus.

Income Period - The income period under an option will begin on the date of death or surrender. Income payments under Options 1 and 3 will be made at the end of the payment interval. Income payments under Options 2, 4, 5, 6 and 7 will be made at the beginning of the payment interval.

Option Annuitant - Option annuitant means a natural person on whose life the income payments under Options 4, 5, 6 and 7 are based.

The Company may require proof of the age and of the continued life of an option annuitant. If the age of an option annuitant has been misstated, an appropriate adjustment will be made in the income payments.

A029117P

16. Income Payment Options (continued)

Withdrawal Privilege - Unless the election states otherwise, the payee under an income payment option may:

(a)	before any income payment has been made, withdraw the amount applied under the option; or
(b)	withdraw the present value of the income payments to become due during any fixed, guaranteed or refund period; or
(c)	withdraw the balance held under Option 1 or 3 plus any accrued interest.

There will be no right to withdraw the present value of the income payments falling due after the guaranteed or refund period under Options 5 and 6. There will be no right to withdraw the present value of any income payments under Options 4 and 7.

The Company may defer the payment of the amount withdrawn for up to six months from the date of a withdrawal request.

Present Value - The present value of the income payments under Option 2 will be based on interest at a rate of 1.5% per year compounded annually. The present value of the remaining income payments during a guaranteed or refund period under a life income option will be based on interest at a rate set by the Company at the time income payments are to begin.

Death of Payee - Upon the death of the payee under an income payment option, the Company will pay the following to the payee’s executors or administrators unless stated otherwise in an election consented to by the Company:

(a)	the balance of the amount held under Option 1 or 3 plus any accrued interest; or
(b)	the present value of the income payments to become due during the fixed period under Option 2; or
(c)	if the option annuitant under Option 5 or 6 has died, the present value of the income payments, if any, to become due during the guaranteed or refund period; or
(d)

if any option annuitant under Option 4, 5, 6 or 7 is living, any income payments as they become due during the option annuitant’s life plus, upon the death of the option annuitant under Option 5 or 6, the present value of the income payments, if any, to become due during the guaranteed or refund period.

Assignment - Creditors - The amount applied under an income payment option and the payments under the option may not be assigned and, to the extent permitted by law, will not be available to anyone who has a claim against the payee.

17. Income Payment Option Table

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. “Age” as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

Date of First Payment	Adjusted Age
Before calendar year 2010	Actual Age
2010-2019	Actual age decreased by 1
2020-2029	Actual age decreased by 2
2030 and later	Actual age decreased by 3

Option 1 - Interest Income                                              Option 2 - Income for Fixed Period of Years

Payment Interval	Amount	Years	Monthly Income	Years	Monthly Income	Years	Monthly Income

		1	$83.90	11	$8.21	21	$4.62
Annually	$15.00	2	42.26	12	7.58	22	4.44
		3	28.39	13	7.05	23	4.28
Semiannually	7.47	4	21.45	14	6.59	24	4.13
		5	17.28	15	6.20	25	3.99
Quarterly	3.73	6	14.51	16	5.85	26	3.86
		7	12.53	17	5.55	27	3.75
Monthly	1.24	8	11.04	18	5.27	28	3.64
		9	9.89	19	5.03	29	3.54
		10	8.96	20	4.81	30	3.44

A029118P	Page 23

17. Income Payment Option Table (continued)	Page 24

Options 4, 5 and 6 - Monthly Life Income

The amount of income will be based on the age of the option annuitant on the birthday nearest the date of the first payment

	Option 4		Option 5		Option 6		Option 4		Option 5		Option 6
Age of Option Annuitant	Life Income	20 Year Guaranteed Period	10 Year Guaranteed Period	5 Year Guaranteed Period	with Refund Period	Age of Option Annuitant	Life Income	20 Year Guaranteed Period	10 Year Guaranteed Period	5 Year Guaranteed Period	with Refund Period
15	$1.96	$1.93	$1.94	$1.95	$1.92	65	4.61	4.05	4.49	4.58	3.98
16	1.98	1.95	1.96	1.97	1.94	66	4.76	4.12	4.62	4.73	4.05
17	1.99	1.96	1.97	1.98	1.95	67	4.93	4.19	4.76	4.89	4.27
18	2.01	1.98	1.99	2.00	1.97	68	5.11	4.26	4.91	5.06	4.34
19	2.03	2.00	2.01	2.02	1.99	69	5.30	4.33	5.07	5.24	4.43

20	2.05	2.02	2.03	2.04	2.01	70	5.50	4.39	5.23	5.44	4.49
21	2.07	2.04	2.05	2.06	2.03	71	5.72	4.44	5.39	5.64	4.67
22	2.09	2.06	2.07	2.08	2.05	72	5.95	4.50	5.57	5.86	4.75
23	2.11	2.08	2.09	2.10	2.07	73	6.20	4.54	5.75	6.09	4.91
24	2.13	2.10	2.11	2.12	2.09	74	6.47	4.59	5.93	6.34	5.03

25	2.15	2.12	2.13	2.14	2.11	75	6.76	4.63	6.12	6.60	5.38
26	2.17	2.14	2.15	2.16	2.13	76	7.08	4.66	6.31	6.88	5.46
27	2.20	2.17	2.18	2.19	2.16	77	7.41	4.69	6.50	7.18	5.62
28	2.22	2.19	2.20	2.21	2.18	78	7.77	4.72	6.70	7.49	5.71
29	2.25	2.22	2.23	2.24	2.21	79	8.16	4.74	6.89	7.82	6.07

30	2.28	2.25	2.26	2.27	2.22	80	8.58	4.75	7.08	8.17	6.25
31	2.30	2.27	2.28	2.29	2.26	81	9.03	4.77	7.27	8.53	6.43
32	2.33	2.30	2.31	2.32	2.29	82	9.51	4.78	7.45	8.91	6.72
33	2.36	2.33	2.34	2.35	2.31	83	10.04	4.79	7.62	9.30	6.80
34	2.39	2.36	2.37	2.38	2.32	84	10.60	4.80	7.78	9.70	7.28

35	2.43	2.40	2.41	2.42	2.35	85	11.20	4.80	7.93	10.12	7.37
36	2.46	2.43	2.44	2.45	2.42	86	11.84	4.81	8.07	10.54	7.83
37	2.49	2.46	2.47	2.48	2.44	87	12.53	4.81	8.20	10.97	7.86
38	2.53	2.50	2.51	2.52	2.46	88	13.26	4.81	8.31	11.40	8.18
39	2.57	2.54	2.55	2.56	2.47	89	14.04	4.81	8.42	11.82	8.50

40	2.61	2.58	2.59	2.60	2.53	90	14.86	4.81	8.51	12.23	8.73
41	2.65	2.62	2.63	2.64	2.54	91	15.72	4.81	8.59	12.64	9.31
42	2.70	2.67	2.68	2.69	2.59	92	16.62	4.81	8.66	13.04	9.86
43	2.74	2.71	2.72	2.73	2.62	93	17.58	4.81	8.73	13.42	9.96
44	2.79	2.75	2.77	2.78	2.66	94	18.58	4.81	8.78	13.80	10.55

45	2.84	2.80	2.82	2.83	2.69	95	19.64	4.81	8.83	14.17	10.85
46	2.89	2.84	2.87	2.88	2.73	96	20.78	4.81	8.87	14.53	11.28
47	2.94	2.89	2.92	2.93	2.83	87	22.01	4.81	8.90	14.88	11.75
48	3.00	2.94	2.98	2.99	2.87	98	23.37	4.81	8.92	15.23	12.15
49	3.06	3.00	3.04	3.05	2.92	99	24.89	4.81	8.94	15.57	12.70

50	3.12	3.05	3.10	3.11	2.97	100	26.64	4.81	8.95	15.89	13.31
51	3.19	3.11	3.17	3.18	3.02	101	28.64	4.81	8.96	16.19	13.98
52	3.26	3.16	3.24	3.25	3.02	102	30.96	4.81	8.96	16.46	14.53
53	3.33	3.22	3.31	3.32	3.13	103	33.66	4.81	8.96	16.70	15.34
54	3.41	3.28	3.38	3.40	3.19	104	36.81	4.81	8.96	16.89	16.25

55	3.49	3.35	3.46	3.48	3.25	105	40.50	4.81	8.96	17.04	16.40
56	3.57	3.41	3.54	3.56	3.31	106	44.83	4.81	8.96	17.14	16.50
57	3.66	3.48	3.62	3.65	3.35	107	49.94	4.81	8.96	17.21	16.57
58	3.75	3.55	3.71	3.75	3.38	108	55.99	4.81	8.96	17.26	16.62
59	3.86	3.62	3.81	3.84	3.52	109	63.19	4.81	8.96	17.28	16.64

60	3.96	3.69	3.91	3.95	3.60	110	71.79	4.81	8.96	17.28	16.66
61	4.08	3.76	4.01	4.06	3.68
62	4.20	3.83	4.12	4.18	3.76
63	4.32	3.91	4.24	4.30	3.83
64	4.46	3.98	4.36	4.44	3.86

A029119P

17. Income Payment Option Table (continued)

Option 7—joint and Survivor Monthly Life Income

The amount of income will be based on the ages of the option annuitants on their respective birthdays nearest the date of the first payment. The table shows income for certain ages for one male and one female option annuitant. The amount is shown under the age of the male and opposite the age of the female. Amounts of income for other combinations of ages or for option annuitants of the same sex will be furnished upon request.

Age of Second		Age of First Option Annuitant
Option Annuitant	50	55	60	65	70	75	80	85	90	95	100	105	110
50	$2.72	$2.83	$2.92	$2.99	$3.04	$3.07	$3.10	$3.11	$3.11	$3.00	$3.00	$3.00	$3.00
55	2.83	2.99	3.13	3.25	3.33	3.39	3.43	3.46	3.47	3.33	3.33	3.34	3.34
60	2.92	3.13	3.33	3.52	3.67	3.78	3.86	3.90	3.93	3.76	3.77	3.77	3.77
65	2.99	3.25	3.52	3.79	4.04	4.24	4.39	4.48	4.54	4.34	4.35	4.36	4.37
70	3.04	3.33	3.67	4.04	4.41	4.75	5.02	5.22	5.34	5.13	5.16	5.18	5.19
75	3.07	3.39	3.78	4.24	4.75	5.27	5.75	6.13	6.39	6.24	6.31	6.36	6.38
80	3.10	3.43	3.86	4.39	5.02	5.75	6.50	7.17	7.70	7.75	7.95	8.07	8.14
85	3.11	3.46	3.90	4.48	5.22	6.13	7.17	8.25	9.19	9.70	10.19	10.54	10.72
90	3.11	3.47	3.93	4.54	5.34	6.39	7.70	9.19	10.68	11.89	12.95	13.82	14.34
95	3.24	3.62	4.12	4.80	5.69	6.86	8.35	10.12	12.03	13.93	15.80	17.56	18.77
100	3.24	3.63	4.14	4.82	5.75	7.00	8.64	10.73	13.20	15.88	18.87	22.12	24.70
105	3.24	3.63	4.14	4.84	5.79	7.09	8.86	11.22	14.23	17.86	22.51	28.80	35.26
110	3.24	3.63	4.15	4.85	5.81	7.13	8.97	11.50	14.89	19.30	25.63	36.41	52.85

A029120P	Page 25

Additional Policy Specifications

Subaccounts

Penn Series Funds, Inc.

Alliance Bernstein	Oppenheimer Capital
SMID Cap Value	Small Cap Growth

Eaton Vance Management	Oppenheimer Funds
Large Core Value	Large Cap Value Fund

Goldman Sachs	State Street
Small Cap Value Heitman REIT	Index 500 Small Cap Index Developed International Index
T. Rowe Price Assoc.
Independence Capital Management (ICMI)	Flexibly Managed
Money Market	Large Growth Stock
Limited Maturity Bond	High Yield Bond
Quality Bond
Balanced	Turner Investment
Aggressive Allocation	Large Cap Growth
Moderately Aggressive Allocation	Mid Cap Growth
Moderate Allocation
Moderately Conservative Allocation	Van Kampen Investments
Conservative Allocation	Emerging Markets Equity

Lord, Abbett & Co.	Vontobel Asset Management
Mid Core Value	International Equity

Neuberger Berman Management	Wells Capital Management
Mid Cap Value	Large Core Growth
SMID Cap Growth

Eligible Fixed Interest Options

Penn Mutual General Account

-	Traditional Fixed Account
-	Indexed Fixed Account *
-	Dollar Cost Averaging Account

* Amounts held in the Indexed Fixed Account earn Index Credits based on the Index Interest Credit Period Date based on Index Performance. Index Performance is based on the growth in the S&P 500 Index (excluding dividends) during the Index Interest Credit Period, shown on Page 3, multiplied by the Participation Percentage, shown on Page 3, with a floor at the Guaranteed Minimum Interest Rate, shown on Page 3, and a ceiling at the Cap Percentage, also shown on Page 3, for each segment.

References to the S&P Index mean the Standard and Poor’s 500 Composite Stock Price Index. It is the Index of 500 publicly traded companies. Standard and Poor’s, S&P, S&P 500, Standard and Poor’s 500, and 500 are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by the Penn Mutual Life Insurance Company and its affiliates. This product is not sponsored, endorsed, sold or promoted by Standard and Poor’s, and Standard & Poor’s makes no representation regarding the advisability of purchasing this product.

Page 26 (cont’d)

Additional Policy Specifications

Maximum Mortality and Expense Risk Face Amount Charges per $1,000 of Specified Amount

ISSUE	BASE COVERAGE
AGE	CHARGE

35	0.190
36	0.199
37	0.208
38	0.218
39	0.227
40	0.236
41	0.245
42	0.254
43	0.264
44	0.273
45	0.282
46	0.289
47	0.296
48	0.303
49	0.310
50	0.317
51	0.324
52	0.331
53	0.338
54	0.345
55	0.352
56	0.362
57	0.373
58	0.383
59	0.394
60	0.404
61	0.414
62	0.425
63	0.435
64	0.446
65	0.456
66	0.459
67	0.462
68	0.465
69	0.468
70	0.471
71	0.474
72	0.477
73	0.480
74	0.483
75	0.486

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Additional Policy Specifications (continued)

Maximum Mortality and Expense Risk Face Amount Charges per $1,000 of Specified Amount

ISSUE	BASE COVERAGE
AGE	CHARGE

76	0.486
77	0.486
78	0.486
79	0.486
80	0.486
81	0.486
82	0.486
83	0.486
84	0.486
85	0.486

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (Cont’d)

Page 26 (Cont’d)

Additional Policy Specifications (continued)

Maximum Mortality and Expense Risk Face Amount Charges per $1,000 of Specified Amount for the Supplemental Term Insurance Agreement

ISSUE AGE	Supplemental Term Insurance Agreement

35	0.170
36	0.178
37	0.186
38	0.195
39	0.203
40	0.211
41	0.219
42	0.227
43	0.236
44	0.244
45	0.252
46	0.258
47	0.264
48	0.271
49	0.277
50	0.283
51	0.289
52	0.295
53	0.302
54	0.308
55	0.314
56	0.323
57	0.333
58	0.342
59	0.352
60	0.361
61	0.370
62	0.380
63	0.389
64	0.399
65	0.408
66	0.410
67	0.412
68	0.415
69	0.417
70	0.419
71	0.421
72	0.423
73	0.426
74	0.428
75	0.430

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Additional Policy Specifications

Maximum Mortality and Expense Risk Face Amount Charges per $1,000 of Specified Amount for the Supplemental Term Insurance Agreement

ISSUE AGE	Supplemental Term Insurance Agreement

76	0.430
77	0.430
78	0.430
79	0.430
80	0.430
81	0.430
82	0.430
83	0.430
84	0.430
85	0.430

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (Cont’d)

Page 26 (cont’d)

Additional Policy Specifications

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

ATTAINED AGE	BASE POLICY AND SLTI-08

35	0.09668
36	0.10251
37	0.10751
38	0.11585
39	0.12335
40	0.13168
41	0.14252
42	0.15502
43	0.17003
44	0.18837
45	0.20754
46	0.22755
47	0.24923
48	0.26340
49	0.28091
50	0.30176
51	0.32761
52	0.36096
53	0.39849
54	0.44436
55	0.49608
56	0.55281
57	0.61288
58	0.66461
59	0.72302
60	0.79146
61	0.87410
62	0.97345
63	1.08284
64	1.19894
65	1.32091
66	1.44458
67	1.56996
68	1.70624
69	1.84674
70	2.01237
71	2.19815
72	2.43843
73	2.68972
74	2.95538
75	3.24802
76	3.56600

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Additional Policy Specifications

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

ATTAINED AGE	BASE POLICY AND SLTI-08

77	3.93207
78	4.35387
79	4.83577
80	5.35856
81	5.96875
82	6.60754
83	7.28181
84	8.02472
85	8.85268
86	9.73044
87	10.7408
88	11.8078
89	12.9249
90	14.0325
91	14.9099
92	15.9281
93	17.1138
94	18.4717
95	20.0595
96	21.5531
97	23.1627
98	24.0017
99	25.2309
100	26.8293
101	28.3499
102	30.0774
103	32.0379
104	34.2563
105	36.7251
106	39.3435
107	42.1036
108	44.9566
109	47.9782
110	51.1250
111	54.2398
112	57.3423
113	60.2927
114	64.2100

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (Cont’d)

Page 26 (Cont’d)

Additional Policy Specifications (continued)

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

ATTAINED AGE	BASE POLICY AND SLTI-08

115	67.9891
116	71.9579
117	76.3104
118	80.4912
119	83.3333
120	83.3333

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Additional Policy Specifications

Table of Death Benefit Factors

Attained
Age	Factor
0-40	2.50
41	2.43
42	2.36
43	2.29
44	2.22
45	2.15

46	2.09
47	2.03
48	1.97
49	1.91
50	1.85

51	1.78
52	1.71
53	1.64
54	1.57
55	1.50

56	1.46
57	1.42
58	1.38
59	1.34
60	1.30

61	1.28
62	1.26
63	1.24
64	1.22
65	1.20

66	1.19
67	1.18
68	1.17
69	1.16
70	1.15

71	1.13
72	1.11
73	1.09
74	1.07
75-90	1.05

91	1.04
92	1.03
93	1.02
94	1.01
95	1.01
96-121	1.001

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (Cont’d)

Additional Policy Specifications (continued)

TABLE OF MAXIMUM MONTHLY EXTENDED NO-LAPSE PREMIUMS PER $1,000

ATTAINED	Monthly per $1,000 Premiums
AGE	for Extended No-Lapse Agreement

35	0.3050
36	0.3050
37	0.3050
38	0.3050
39	0.3050
40	0.3050
41	0.3050
42	0.3050
43	0.3050
44	0.3050
45	0.3050
46	0.3050
47	0.3050
48	0.3050
49	0.3050
50	0.3050
51	0.3050
52	0.3050
53	0.3050
54	0.3050
55	0.3050
56	0.3050
57	0.3050
58	0.3050
59	0.3050
60	0.3050
61	0.3050
62	0.3050
63	0.3050
64	0.3050
65	0.3231
66	0.3463
67	0.3721
68	0.4005
69	0.4291
70	0.4677

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (Cont’d)

Page 26 (Cont’d)

Additional Policy Specifications (continued)

TABLE OF MAXIMUM MONTHLY EXTENDED NO-LAPSE PREMIUMS PER $1,000

ATTAINED	Monthly per $1,000 Premiums
AGE	for Extended No-Lapse Agreement

71	0.5110
72	0.5671
73	0.6259
74	0.6880
75	0.7565
76	0.8313
77	0.9173
78	1.0168
79	1.1309
80	1.2552
81	1.4001
82	1.5519
83	1.7134
84	1.8919
85	2.0921
86	2.3083
87	2.5543
88	2.8166
89	3.0934
90	3.3759
91	3.6237
92	3.9007
93	4.2087
94	4.5455
95	4.9149
96	5.2549
97	5.6146
98	5.9183
99	6.2779
100	6.6875
101	7.0344
102	7.4069
103	7.8070
104	8.2364
105	8.6952
106	9.1780
107	9.5830
108	9.6724
109	9.6724
110	9.6724

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Additional Policy Specifications (continued)

TABLE OF MAXIMUM MONTHLY EXTENDED NO-LAPSE PREMIUMS PER $1,000

ATTAINED	Monthly per $1,000 Premiums
AGE	for Extended No-Lapse Agreement

111	9.6724
112	9.6724
113	9.6724
114	9.6724
115	9.6724
116	9.6724
117	9.6724
118	9.6724
119	9.6724
120	9.6724

POLICY NUMBER [0 000 000]
FLEXIBLE PREMIUM LIFE INSURANCE POLICY
WILLIAM PENN
AGE 35 MALE	NONTOBACCO

Page 26 (cont’d)

To obtain any of the benefits under this policy, write to Penn Mutual at its Home Office, its Service Office or to its nearest agent.

Please notify Penn Mutual promptly of any change in address.

Annual Election - Penn Mutual is a mutual life insurance company. It has no stockholders. The Owner of this policy is a member of Penn Mutual while this policy is in force during the life of the Insured and before surrender of this policy. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.

Flexible Premium Adjustable Indexed Variable Life Insurance Policy

• Death Benefit payable at death prior to Maturity Date
• Adjustable Death Benefit
• Maturity Benefit payable on Maturity Date
• Variable Policy Value
• Indexed Account Feature
• Flexible premiums payable until Maturity Date
• Participating
• Supplemental benefits, if any, listed on Page 3

The Penn Mutual Life Insurance Company, Philadelphia, Pennsylvania 19172 VU-08(U)

A028360B